Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
December 20, 2012	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS SECOND QUARTER DILUTED NET EARNINGS PER SHARE OF 26 CENTS; DECLARES A QUARTERLY DIVIDEND OF 50 CENTS PER SHARE

ORLANDO, FL, December 20 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the second quarter ended November 25, 2012.

Highlights for the quarter include the following:

•
Second quarter diluted net earnings per share from continuing operations were 26 cents, a 37% decrease from the 41 cents per diluted share in the second quarter of last year. Earnings from continuing operations in this year's second quarter were $33.7 million and sales were $1.96 billion, which compare to earnings from continuing operations of $54.1 million and sales of $1.83 billion in the second quarter last year.

•
Second quarter total sales from continuing operations of $1.96 billion represent an increase of 7.0% compared to the second quarter of last year. The increase reflects a same-restaurant sales increase of 0.7% for the Company's Specialty Restaurant Group, incremental sales from the 11 Eddie V's restaurants acquired on November 14, 2011, the acquisition of 40 Yard House restaurants on August 29, 2012 and the addition and operation of another 99 net new restaurants compared to the second quarter last year, offset by a combined same-restaurant sales decline of 2.7% for Olive Garden, Red Lobster and LongHorn Steakhouse. In the second quarter, U.S. same-restaurant sales decreased -0.8%, -2.7% and -3.2% for LongHorn Steakhouse, Red Lobster and Olive Garden, respectively.

•
The Company estimated that costs associated with the acquisition of Yard House USA, Inc., which was completed on August 29, 2012, the beginning of this year's second quarter, adversely affected diluted net earnings per share for this year's second quarter by approximately five cents.

•	Darden's Board of Directors declared a quarterly dividend of 50 cents per share.

Operating Highlights

OLIVE GARDEN'S second quarter sales of $849 million were 1.5% higher than the prior year, driven by revenue from 46 net new restaurants offset by a 3.2% decrease in U.S. same-restaurant sales. For the quarter, on a percentage of sales basis, lower food and beverage expenses offset an increase in restaurant expenses and depreciation expense, which resulted in an increase for the quarter in operating profit, but a decrease in operating profit as a percentage of sales.

RED LOBSTER'S second quarter sales of $590 million were 2.1% lower than the prior year as a result of a U.S. same-restaurant sales decrease of 2.7% that was offset somewhat by revenue from five net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses and restaurant labor expenses were more than offset by an increase in restaurant expenses, selling, general and administrative expenses and depreciation expense, which resulted in a decrease for the quarter in both operating profit and operating profit as a percentage of sales.

LONGHORN STEAKHOUSE'S second quarter sales of $275 million were 7.8% higher than the prior year, driven by revenue from 32 net new restaurants offset by a U.S. same-restaurant sales decrease of 0.8%. For the quarter, on a percentage of sales basis, higher food and beverage expenses, restaurant labor expenses, restaurant expenses and depreciation expense resulted in a decline for the quarter in both operating profit and operating profit as a percentage of sales.

THE SPECIALTY RESTAURANT GROUP'S second quarter sales of $241 million were 76.4% higher than the prior year, driven by the addition of the 40 Yard House restaurants purchased on August 29, 2012 plus one new Yard House restaurant that opened in October 2012; same-restaurant sales increases of 0.8% at The Capital Grille and 1.9% at Bahama Breeze offset by a same-restaurant sales decline of -1.0% at Seasons 52; three net new restaurants at The Capital Grille, five net new restaurants at Bahama Breeze and four net new restaurants at Seasons 52; and the addition of the 11 Eddie V's restaurants purchased on November 14, 2011.

Fiscal 2013 September, October and November U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October	November*
Same-Restaurant Sales	-3.8%	-3.9%	-2.0%
Same-Restaurant Traffic	-7.5%	-8.2%	-4.8%
Pricing	2.0%	2.3%	2.4%
Menu-mix	1.8%	2.0%	0.4%

Red Lobster	September	October	November*
Same-Restaurant Sales	0.4%	-7.0%	-2.8%
Same-Restaurant Traffic	1.3%	-6.1%	-3.3%
Pricing	1.3%	1.3%	1.2%
Menu-mix	-2.2%	-2.2%	-0.7%

LongHorn Steakhouse	September	October	November*
Same-Restaurant Sales	-1.1%	-0.1%	-1.3%
Same-Restaurant Traffic	-1.0%	-0.2%	-0.2%
Pricing	2.0%	2.0%	1.9%
Menu-mix	-2.1%	-1.9%	-3.0%

* Note: Same-restaurant sales results were adversely affected by approximately 60 and 20 basis points in November and the full second quarter, respectively, due to Hurricane Sandy which caused approximately 475 days of restaurant closures.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 50 cents per share on the Company’s outstanding common stock. The dividend is payable on February 1, 2013 to shareholders of record at the close of business on January 10, 2013.

Fiscal 2013 Financial Outlook

Darden affirmed its financial outlook for fiscal 2013. The Company anticipates total sales growth of between +7.5% and +8.5% for the year based upon combined U.S. same-restaurant sales of approximately -1.0% to flat for Red Lobster, Olive Garden and LongHorn Steakhouse, incremental sales starting in fiscal September from the acquisition of Yard House and the opening of approximately 100 net new restaurants in fiscal 2013, not including the initial 40 Yard House restaurants operating at the close of the acquisition. And, the Company expects diluted net earnings per share from continuing operations of $3.29 to $3.49 for fiscal 2013, which includes approximately 8 to 10 cents of transaction and closing costs associated with the purchase of Yard House USA, Inc.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,000 restaurants that generate $8.0 billion in annual sales. Headquartered in Orlando, Florida and employing more than 185,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our newer brands like Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property,  a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

11/25/12		11/27/11
679	Red Lobster USA	674
27	Red Lobster Canada	27
706	Total Red Lobster	701
803	Olive Garden USA	757
6	Olive Garden Canada	6
809	Total Olive Garden	763
399	LongHorn Steakhouse	367
48	The Capital Grille	45
32	Bahama Breeze	27
25	Seasons 52	21
11	Eddie V's	11
41	Yard House	—
4	Other	1
2,075	Total Restaurants	1,936

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	11/25/2012	11/27/2011	11/25/2012	11/27/2011
Sales	$1,960.0	$1,831.5	$3,994.8	$3,773.4
Costs and expenses:
Cost of sales:
Food and beverage	607.5	573.3	1,226.3	1,166.7
Restaurant labor	635.7	594.2	1,262.5	1,207.3
Restaurant expenses	325.5	293.1	629.7	593.0
Total cost of sales (1)	$1,568.7	$1,460.6	$3,118.5	$2,967.0
Selling, general and administrative	216.1	187.4	434.2	370.2
Depreciation and amortization	99.2	85.8	191.8	169.8
Interest, net	32.9	25.2	60.8	46.9
Total costs and expenses	$1,916.9	$1,759.0	$3,805.3	$3,553.9
Earnings before income taxes	43.1	72.5	189.5	219.5
Income taxes	(9.4)	(18.4)	(44.7)	(58.7)
Earnings from continuing operations	$33.7	$54.1	$144.8	$160.8
Losses from discontinued operations, net of tax benefit of $0.1, $0.2, $0.3 and $0.4, respectively	(0.1)	(0.4)	(0.4)	(0.5)
Net earnings	$33.6	$53.7	$144.4	$160.3
Basic net earnings per share:
Earnings from continuing operations	$0.26	$0.42	$1.13	$1.22
Losses from discontinued operations	—	(0.01)	(0.01)	(0.01)
Net earnings	$0.26	$0.41	$1.12	$1.21
Diluted net earnings per share:
Earnings from continuing operations	$0.26	$0.41	$1.10	$1.19
Losses from discontinued operations	—	(0.01)	—	—
Net earnings	$0.26	$0.40	$1.10	$1.19
Average number of common shares outstanding:
Basic	128.8	130.3	128.5	132.0
Diluted	131.7	133.2	131.4	135.2

(1) Excludes restaurant depreciation and amortization as follows:	$94.1	$80.6	$181.5	$159.0

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	11/25/2012	5/27/2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61.4	$70.5
Receivables, net	66.7	71.4
Inventories	425.3	404.1
Prepaid income taxes	11.3	12.2
Prepaid expenses and other current assets	83.6	74.9
Deferred income taxes	152.3	124.5
Total current assets	$800.6	$757.6
Land, buildings and equipment, net	4,285.7	3,951.3
Goodwill	904.9	538.6
Trademarks	574.2	464.9
Other assets	267.3	231.8
Total assets	$6,832.7	$5,944.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$315.6	$260.7
Short-term debt	376.0	262.7
Accrued payroll	134.8	154.3
Accrued income taxes	7.8	—
Other accrued taxes	52.7	60.4
Unearned revenues	220.7	231.7
Current portion of long-term debt	—	349.9
Other current liabilities	436.0	454.4
Total current liabilities	$1,543.6	$1,774.1
Long-term debt, less current portion	2,503.5	1,453.7
Deferred income taxes	343.3	312.9
Deferred rent	216.5	204.4
Obligations under capital leases, net of current installments	53.5	54.4
Other liabilities	308.9	302.7
Total liabilities	$4,969.3	$4,102.2
Stockholders’ equity:
Common stock and surplus	$1,164.3	$2,518.8
Retained earnings	861.8	3,172.8
Treasury stock	(8.7)	(3,695.8)
Accumulated other comprehensive income (loss)	(147.7)	(146.6)
Unearned compensation	(6.3)	(7.2)
Total stockholders’ equity	$1,863.4	$1,842.0
Total liabilities and stockholders’ equity	$6,832.7	$5,944.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	11/25/2012	11/27/2011
Cash flows—operating activities
Net earnings	$144.4	$160.3
Losses from discontinued operations, net of tax benefit	0.4	0.5
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	191.8	169.8
Stock-based compensation expense	28.7	24.7
Change in current assets and liabilities and other, net	(97.7)	(275.0)
Net cash provided by operating activities of continuing operations	$267.6	$80.3
Cash flows—investing activities
Purchases of land, buildings and equipment	(355.2)	(338.4)
Proceeds from disposal of land, buildings and equipment	—	2.1
Cash used in business acquisitions, net of cash acquired	(578.4)	(59.2)
Increase in other assets	(15.8)	(12.6)
Net cash used in investing activities of continuing operations	$(949.4)	$(408.1)
Cash flows—financing activities
Proceeds from issuance of common stock	37.4	28.3
Income tax benefits credited to equity	8.3	8.3
Dividends paid	(128.5)	(113.6)
Purchases of treasury stock	(52.3)	(279.1)
ESOP note receivable repayment	0.9	1.2
Proceeds from issuance of short-term debt, net	113.4	269.5
Repayment of long-term debt	(350.9)	(1.2)
Principal payments on capital leases	(0.8)	(0.8)
Proceeds from issuance of long-term debt	1,050.0	400.0
Payment of debt issuance costs	(7.3)	(4.8)
Net cash provided by financing activities of continuing operations	$670.2	$307.8
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.2)	(0.3)
Net cash provided by investing activities of discontinued operations	2.7	—
Net cash provided by (used in) discontinued operations	$2.5	$(0.3)

Decrease in cash and cash equivalents	(9.1)	(20.3)
Cash and cash equivalents - beginning of period	70.5	70.5
Cash and cash equivalents - end of period	$61.4	$50.2